                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of October 10, 1996 (this "Agreement"), by and among BI Incorporated, a Colorado corporation ("BI") and all the shareholders (the "Shareholders") of Community Corrections Corporation, a Georgia corporation ("CCC"), Justice Alternatives, Inc., a Georgia corporation ("JAI"), and Tennessee Probation Services, Inc., a Tennessee corporation ("TPS"), as listed on Schedule 1 to this Agreement.

          WHEREAS, the Shareholders desire to sell, and BI desires to purchase, all of the issued and outstanding capital stock (the "Shares") of CCC, JAI and TPS (the "Corporations") for the consideration and on the terms set forth in this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                      SALE AND TRANSFER OF SHARES; CLOSING

          1.1. Sale and Purchase. Subject to the terms and conditions of this
               -----------------
Agreement, at the Closing (as defined in Section 1.3), the Shareholders shall sell and transfer the Shares to BI, and BI shall purchase the Shares from the Shareholders.

          1.2  Purchase Price.  The aggregate purchase price (the "Purchase
               --------------
Price") for the Shares shall be (a) $3,000,000 (the "Cash Consideration") and
(b) 400,000 shares of common stock of BI (the "BI Stock"). The Cash Consideration and BI Stock shall be paid to the Shareholders as set forth on
Schedule 1 to this Agreement.

          1.3  Closing. Subject to Section 8.1, the closing of the purchase and
               -------
sale of the Shares (the "Closing") shall take place at 10:00 a.m., M.D.T., on October 10, 1996 (provided that the closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing), at the offices of Ireland, Stapleton, Pryor & Pascoe, P.C., Suite 2600, 1675 Broadway, Denver, Colorado 80202, or on such other date, or at such other time or place, as is agreed to in writing by BI and a majority of the Shareholders. The date on which the Closing shall occur is referred to herein as the "Closing Date."

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          The Shareholders, jointly and severally, represent and warrant to BI that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered to BI on or before the date of this Agreement (the "Disclosure Letter"). The Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article II and the disclosure in any section shall qualify only the corresponding section in this Article II.

          2.1  Organization of the Corporations. Each of the Corporations is a
               --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would, in the aggregate, have or result in a material adverse effect on the prospects, business, assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) ("Material Adverse Effect") of such Corporation. None of the Corporations directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          2.2  Capital Structure.
               -----------------

               (a) The authorized capital stock of each Corporation is as set forth in Section 2.2(a) of the Disclosure Letter.

               (b) Except as set forth in Section 2.2(a) of the Disclosure Letter, there are no equity securities of any class of or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, calls, rights, commitments or agreements of any character to which any Corporation is a party, or by which any Corporation is bound, obligating any Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of such Corporation or obligating such Corporation to grant or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of any Corporation. There are no obligations, contingent or otherwise, of any Corporation to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          2.3    Authority; No Conflict; Required Filings and Consents.
                 -----------------------------------------------------

                 (a) Each of the Shareholders has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Shareholder. This Agreement has been duly executed and delivered by each Shareholder and constitutes a valid and binding obligation of each Shareholder, enforceable in accordance with its terms.

                 (b) The execution and delivery of this Agreement by the Shareholders does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation (the "Articles of Incorporation"), or the Bylaws (the "Bylaws"), of any Corporation, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which any Corporation is a party or by which it or any of its properties or assets may be bound, or
(iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Corporation or any of its properties or assets, except in the case of (ii) and
(iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have a Material Adverse Effect on such Corporation.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to any Corporation in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

          2.4  Ownership.  Each of the Shareholders is the beneficial owner of
               ---------
the Shares listed opposite his or her name on Schedule 1, has good and marketable title to such shares free and clear of any encumbrance and has the unconditional right to sell such shares to BI pursuant to the terms of this Agreement.

          2.5 Investment Intent.  Each of the Shareholders acknowledges that BI
              -----------------
is issuing the BI Stock pursuant to the terms of the this Agreement in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), for transactions by an issuer not involving any public offering. Each Shareholder (1) is acquiring such BI Stock for investment and without any view toward distribution of any of such BI Stock to any other person, (ii) will not sell or otherwise dispose of such BI Stock except in compliance with the registration requirements or exemption provisions under the Securities Act, (iii) before any sale or other disposition of any of such BI Stock other than in a sale registered under the Securities Act, or pursuant to Rule 144 under the Securities Act unless BI shall have been advised by counsel that the sale does not meet the requirements of Rule 144 for the sale, will deliver to BI an opinion of counsel, which counsel shall be reasonably satisfactory to BI, to the effect that such registration is unnecessary, and
(iv) agrees and understands that the certificate representing such BI Stock shall be affixed with an appropriate legend reflecting such restrictions.

          2.6 Financial Statements.
              --------------------

              (a) The Shareholders have heretofore delivered or made available to BI: (i) balance sheets of each Corporation as at March 31, 1995 and March 31, 1996, and statements of operations, cash flows and changes in common stock and other stockholders' equity for each of the years then ended, the latter audited by Price Waterhouse, independent certified public accountants whose audit reports thereon are included therein; and (ii) an unaudited balance sheet as at June 30, 1996 (the "Balance Sheets") and unaudited statements of operations for the three month period then ended (collectively, the "Financial Statements").

              (b) Each of the Financial Statements (including, in each case, any related notes), complied, as of their respective dates, in all material respects with all applicable accounting requirements with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the financial position of each Corporation as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the Balance Sheets and interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          2.7  No Undisclosed Liabilities.  None of the Corporations has any
               --------------------------
liabilities or obligations (whether accrued, contingent, due or to become due or whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles) other than (i) liabilities reflected in the Balance Sheets or (ii) normal or recurring liabilities incurred since the date of the Balance Sheets in the ordinary course of business consistent with past practices.

          2.8  Accounts Receivable. All accounts receivable of each Corporation,
               -------------------
whether reflected in the Balance Sheets or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Balance Sheets (which reserves were calculated consistent with past practices).

          2.9  Absence of Certain Changes or Events. Since the date of the
               ------------------------------------
Balance Sheets, each Corporation has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date, there has not been: (1) any material adverse change in the prospects, business assets (including intangible assets), properties, liabilities, results of operations or condition (financial or otherwise) of such Corporation; or (ii) any action or event that would have required the consent of BI pursuant to
Section 4.1 had such action or event occurred after the date of this Agreement.

          2.10 Properties; Encumbrances. Each Corporation has good, valid and
               ------------------------
marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheets (except for (a) personal property sold since the date of the Balance Sheets in the ordinary course of business and consistent with past practices, and (b) the real property located at 2306 Tudser Mill Road, Conyers, Georgia (the "CCC Land") which shall be conveyed by CCC to the its shareholders prior to the Closing). Prior to CCC's transfer of the CCC Land to the shareholders of CCC, CCC had good, valid and marketable title to the CCC Land free and clear of any encumbrance or claim. All properties and assets reflected in the Balance Sheets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, except for liens reflected on the Balance Sheets and liens for current taxes not yet due.

       2.11    Bank Accounts. Section 2.11 of the Disclosure Letter sets forth
               -------------
the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which each Corporation maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

       2.12    Taxes.
               -----

               (a) Each Corporation has filed all federal, and all state, local, foreign and provincial Tax Returns (as defined herein) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to be true, correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on such Corporation.

               (b) All Taxes (as defined herein) shown to be due on such Tax Returns have been timely paid or such Taxes are being contested in good faith and in a timely manner, and each Corporation has complied with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on such Corporation.

               (c) For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

       2.13    Intellectual Property.  Each Corporation owns, or has a valid
               ---------------------
license to use or otherwise possess legally enforceable rights to use, all patents and applications for patents, trademarks, trade names, service marks, copyrights, maskworks, schematics, technology, know-how, trade secrets, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct its business as currently conducted.

          2.14 Contracts and Commitments. Section 2.14 of the Disclosure Letter
               -------------------------
contains a list of all material agreements, contracts, leases or other commitments in effect to which each Corporation is a party, copies of each of which have been delivered to or have been made available to BI prior to the date of this Agreement. Except as set forth in Section 2.14 of the Disclosure Letter:

               (a) All such agreements, contracts, leases and commitments are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

               (b) No Corporation has any outstanding contracts with officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or that provide for the payment of any bonus or commission based on sales or earnings;

               (c) No Corporation has any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations; and

               (d) No Corporation is in default under or in violation of, nor is there any basis for any valid claim of default under or in violation of, any material agreement, contract, lease or commitment to which it is a party or by which it is bound.

          2.15 Customers and Suppliers. Sections 2.15(a) and (b) of the
               -----------------------
Disclosure Letter respectively set forth (a) the largest ten customers of each Corporation in terms of sales during the fiscal year ended March 31, 1996, showing the approximate total sales by to each such customer during such fiscal year (and no other customer of any Corporation will account for more than 5% of its sales during the current fiscal year); and (b) a list of the five largest suppliers of each Corporation in terms of purchases during the fiscal year ended March 31, 1996, showing the approximate total purchases from each supplier during such fiscal year (and no other supplier of any Corporation will account for more than 5% of its purchases during the current fiscal year). Since March 31, 1996, there has not been any material adverse change in the business relationship of any Corporation with any customer or supplier named in Sections 2.15(a) and 2.15(b) of the Disclosure Letter.

          2.16 Insurance. Section 2.16 of the Disclosure Letter contains an
               ---------
accurate and complete list of all policies of fire, liability, workers' compensation and other forms of insurance, including, but not limited to, all group insurance programs in effect for employees of each Corporation owned or held by such

Corporation. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with all requirements of law and of all agreements to which each Corporation is a party; (ii) are valid, outstanding and enforceable policies; (iii) provide insurance coverage for the assets and operations of each Corporation in scope and amount customary and reasonable for the business in which it is engaged;
(iv) will remain in full force and effect through the respective dates set forth in Section 2.16 of the Disclosure Letter without the payment of additional premiums; and (v) will not in any way be affected by or terminate or lapse by reason of, the transactions contemplated by this Agreement. Since March 31, 1996, no Corporation has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

          2.17 Labor Difficulties. None of the employees of any Corporation are
               ------------------
represented by a union. Each Corporation (i) is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and (ii) is not engaged in any unfair labor practice.

          2.18 Litigation. There is no action, suit or proceeding, claim,
               ----------
arbitration or investigation pending or, to the best knowledge of each Shareholder, threatened against any Corporation which would have or result in a Material Adverse Effect on such Corporation or impair the ability of the Shareholders to consummate the transactions contemplated by this Agreement.

          2.19 Employee Benefit Plans.
               ----------------------

               (a) Section 2.19(a) of the Disclosure Letter sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock appreciation right, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired employment or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of any Corporation or any trade or business (whether or not incorporated) which is under common control with any Corporation (an "ERISA Affiliate") within the meaning of section 414 of the Code (together, the "Employee Plans").

          (b) With respect to each Employee Plan, the Shareholders have made available to BI a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Employee Plan and the most recent summary plan description thereof, (iii) each trust agreement and group annuity contract, if any, relating to such Employee Plan and (iv) the most recent actuarial report or valuation relating to an Employee Plan subject to Title IV of ERISA.

          (c) With respect to the Employee Plans, individually and in the aggregate, no event has occurred, and to the best knowledge of each Shareholder, there exists no condition or set of circumstances in connection with which any Corporation could be subject to any liability that would have a Material Adverse Effect on such Corporation under ERISA, the Code or any other applicable law (including the law of contracts) and that is not properly accounted for on the Balance Sheets.

          (d) None of the Employee Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA.

          (e) Each of the Employee Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

   2.20   Personnel.
          ---------

          (a) Section 2.20(a) of the Disclosure Letter sets forth a true and complete list of: (i) the names and current salaries of all directors and elected and appointed officers of each Corporation, the number of shares of capital stock of such Corporation, owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons; and
(ii) the wage rates for nonsalaried and nonexecutive salaried employees of each Corporation, by classification.

          (b) Section 2.20(b) of the Disclosure Letter sets forth a summary of each Corporation's policy concerning pay raises for officers and other employees of such Corporation.

   2.21   Compliance with Laws.  Each Corporation has complied with, is not
          --------------------
in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not in the aggregate have or result in a Material Adverse Effect on such Corporation.

          2.22 Brokers and Finders. No broker, finder or investment banker is
               -------------------
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholders.

          2.23 Disclosure.  No representations or warranties by the Shareholders
               ----------
in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements and the Disclosure Letter) or certificate furnished or to be furnished by the Shareholders to BI or any of its representatives pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF BI

          BI represents and warrants to each Shareholders as follows:

          3.1  Organization of BI. BI is a corporation duly organized, validly
               ------------------
existing and in good standing under the laws of the State of Colorado, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have or result in a Material Adverse Effect on BI.

          3.2  Authority; No Conflict; Required Filings and Consents.
               -----------------------------------------------------

               (a) BI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BI. This Agreement has been duly executed and delivered by BI and constitutes the valid and binding obligation of BI, enforceable in accordance with its terms.

               (b) The execution and delivery of this Agreement by BI does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the

Articles of Incorporation, as amended, of BI or the Bylaws of BI, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which BI is a party or by which BI or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BI or any of its properties or assets, except in the case of (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a Material Adverse Effect on BI or impair the ability of BI to consummate the transactions contemplated by this Agreement.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to BI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, in the aggregate, have or result in a Material Adverse Effect on BI or impair the ability of BI to consummate the transactions contemplated by this Agreement.

   3.3    SEC Filings; Financial Statements.
          ---------------------------------

          (a) BI has made available to the Shareholders all forms, reports and documents filed by BI with the SEC since June 30, 1995 (collectively, the "BI SEC Reports"). The BI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BI SEC Reports or necessary in order to make the statements in such BI SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the BI SEC Reports, including any BI SEC Reports filed after the date of this Agreement until the Closing, complied, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of BI and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        3.4    Brokers and Finders. No broker, finder or investment banker
               -------------------
(other than Equitable Securities Corporation, whose fee will be paid by BI) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BI.


                                  ARTICLE IV

                              CONDUCT OF BUSINESS

        4.1    Covenants of the Shareholders. During the period from the date of
               -----------------------------
this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, the Shareholders shall (except to the extent that BI shall otherwise consent in writing), cause each Corporation to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        4.2    Cooperation. Subject to compliance with applicable law, from the
               -----------
date hereof until the Effective Time, (a) the Shareholders and BI shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and (b) BI and the Shareholders shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

        5.1    No Solicitation.  The Shareholders shall not permit any
               ---------------
Corporation, directly or indirectly, through any officer, director, employee, representative or agent of any Corporation (and shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transactions involving any Corporation, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

        5.2    Access to Information. Upon reasonable notice, during normal
               ---------------------
business hours during the period prior to the Effective Time, each Corporation shall afford to the officers, directors, employees, accountants, counsel and other representatives of BI, reasonable access to all its properties, plants, personnel, books, contracts, commitments and records (other than privileged documents) and all other information concerning its business, properties and personnel as BI may reasonably request during such period. During such period, BI will hold any such information which is non-public in confidence in accordance with the Non-Disclosure Agreement dated March 30, 1996 (the "Non-Disclosure Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations or the parties to consummate the Closing. If, in any investigation pursuant to this Section 5.2, BI obtains knowledge or information that any Shareholder has breached any of its representations or warranties in this Agreement, BI shall inform the Shareholders of such breach and the Shareholders shall have whatever rights to cure such breach as are provided for in this Agreement.

        5.3    Public Disclosure. BI and the Shareholders shall consult with
               -----------------
each other before issuing any press release or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        5.4    Consents. Each of BI and the Shareholders shall use all
               --------
reasonable best efforts to obtain all necessary consents, waivers and approvals under any of each Corporation's material agreements, contracts, licenses, leases or commitments in connection with the transactions contemplated by this Agreement.

        5.5    Options.  On the Closing Date, BI shall, subject to grant by the
               -------
BI board of directors, issue to the Shareholders options to purchase up to an aggregate of 37,500 shares of BI Common Stock, divided among the Shareholders as indicated on Schedule 2 to this Agreement. These options shall be granted pursuant to BI's stock option plan in the form attached as Exhibit A to this Agreement and shall vest and become exercisable as provided therein. The exercise price of each such option shall be equal to the closing price of the BI Common Stock as reported for the Nasdaq National Market on the date of this Agreement.

        5.6    Employment Agreements.  On the Closing Date, BI shall enter into
               ---------------------
employment agreements with Richard Longfellow, Judith Longfellow, Eric Longfellow, Christopher Longfellow and Bob Wojcieckowski in the forms attached as Exhibits B, C, D, E and F, respectively.

        5.7    Incentive Stock Option Program.  Following the Closing, the key
               ------------------------------
members of CCC management listed on Schedule 3 to this Agreement shall be entitled to participate in the BI employee incentive stock option program, although actual grants shall remain subject to approval by the BI board of directors. The amounts of the initial grants and the maximum allowable over a three to five year period are listed on Schedule 3. The terms and conditions of all such options shall conform with other options granted pursuant to such program.

        5.8    Additional Agreements; Reasonable Best Efforts. Subject to the
               ----------------------------------------------
terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        5.9    Maintain CCC.  BI shall maintain the identity of CCC as a wholly-
               ------------
owned subsidiary of BI for a period of not less than two years following the Closing.


                                  ARTICLE VI

                             CONDITIONS OF CLOSING

         6.1   Conditions to Obligations of BI. The obligations of BI to effect
               -------------------------------
the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by BI:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement. For purposes of this Section 6.1(a), representations and warranties of the Shareholders shall be deemed true and correct in all material respects if any breaches of such representations and warranties do not, in the aggregate, have a "Material Adverse Effect on the Corporations" (the preceding quote referred to herein as the "CCC Material Adverse Effect Qualifier"); it being understood that a breach of any representation or warranty that is already qualified by such CCC Material Adverse Effect Qualifier, by itself, shall be deemed a failure to satisfy the condition set forth in this Section 6.1(a).

               (b)  Performance of Obligations of the Shareholders. The
                    ----------------------------------------------
Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

               (c)   Opinion. The Shareholders shall have delivered to BI the
                    -------
opinion of Talley & Sharp, P.C., dated the Closing Date.

               (d)  Blue Sky Laws. BI shall have received all state securities
                    -------------
or "blue sky" permits and other authorizations necessary to issue the BI Stock pursuant to this Agreement.

         6.2   Conditions to Obligations of the Shareholders. The obligation of
               ---------------------------------------------
the Shareholders to effect the Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders:

               (a)  Representations and Warranties. The representations and
                    ------------------------------
warranties of BI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement. For purposes of this Section 6.2(a), representations and warranties of BI shall be deemed true and correct in all material respects if any breaches of such representations and warranties do not, in the aggregate, have a "Material Adverse Effect on BI" (the preceding quote referred to herein as the "BI Material Adverse Effect Qualifier"); it being understood that a breach of any representation or warranty that is already qualified by such BI Material Adverse Effect Qualifier, by itself, shall be deemed a failure to satisfy the condition set forth in this Section 6.2(a).

               (b)  Performance of Obligations of BI. BI shall have performed in
                    --------------------------------
all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.


                                  ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION

        7.1 Survival.
            --------

            (a) The respective representations and warranties of the Shareholders and BI contained in this Agreement shall survive the Closing for a period of two years and shall terminate and be of no further force or effect as of the date two years after the Effective Time.

            (b) The respective covenants and agreements of the Shareholders and BI contained in this Agreement shall survive the Closing and shall be fully effective and enforceable for the periods therein indicated or where not indicated, for two years.

            (c) BI shall not be entitled to any indemnification under Section
7.2 with respect to any breach of a representation or warranty, covenant or agreement after the termination thereof pursuant to Sections 7.1(a) or (b), except for claims previously asserted pursuant to Section 7.3(a).

        7.2 Indemnification by the Shareholders.
            -----------------------------------

            (a) The Shareholders shall, jointly and severally, indemnify BI and its affiliates and their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, damage, demand, claim, cost, suit, action or cause of action, judgment, award, assessment, interest, penalty or expense, including, without limitation, reasonable expenses of investigation and reasonable attorneys' and consultants' fees, but excluding any loss to the extent of any insurance proceeds received by BI for such loss (any of the foregoing being hereinafter referred to individually as a "Loss" and collectively, as "Losses") suffered or incurred by any such indemnified person for or on account of or arising from or in connection with (i) any breach of any representation or warranty of the Shareholders contained in this Agreement or (ii) any breach of any covenant or agreement of the Shareholders contained in this Agreement.

            (b) The indemnification obligation of the Shareholders with respect to Losses pursuant to Section 7.2(a) shall not exceed $2,000,000.

        7.3 Procedures Relating to Indemnification.
            --------------------------------------

            (a) An indemnified person under Section 7.2 (the "Indemnified Party") shall give prompt written notice to an indemnifying party (the "Indemnifying Party") of any Loss in respect of which such Indemnifying Party has a duty to indemnify such Indemnified Party under Section 7.2 (a "Claim"), specifying in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Claim relates and the amount of the Loss involved (or, if not then determinable, a reasonable good faith estimate of the amount of the Loss involved), except that any delay or failure so to notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure.

            (b) If a Claim results from any claim, suit, action or cause of action brought or asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel in such Third Party Claim and participate in such defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party fails to assume the defense of any Third Party Claim within 10 days after notice thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the compromise, settlement or final determination thereof (except that the CCC Representative shall not have the right to assume the defense of any Third Party Claim the defense of which is not assumed within 10 days after notice thereof). Anything in this Section 7.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which would have an adverse effect on the Indemnified

Party. The Indemnifying Party may, without the Indemnified Party's prior written consent, compromise or settle any such Third Party Claim or consent to entry of any judgment with respect to any Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim.

          (c) With respect to any Claim other than a Third Party Claim, the Indemnifying Party shall have ten days from receipt of notice from the Indemnified Party of such Claim within which to respond thereto. If the Indemnified Party does not respond within such ten-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such Claim. If the Indemnifying Party notifies the Indemnified Party within such ten-day period that it rejects such Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party under applicable law.


                                 ARTICLE VIII

                        TERMINATION; FEES AND EXPENSES

       8.11 Termination. This Agreement may be terminated at any time prior to
            -----------
the Effective Time, by written notice by the terminating party to the other party):

            (a) by mutual written consent of BI and all the Shareholders;

            (b) by either BI or the Shareholders if the Closing shall not have been consummated by October 10, 1996 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date);

            (c) by either BI or the Shareholders if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, ruling or injunction or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 5.8 and used its reasonable best efforts to have any such order, ruling, injunction or other action vacated or lifted);

          (d) by BI or the Shareholders, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing (and which breach would result in the condition to Closing in Sections 6.1(a) or 6.2(a), as the case may be, not being satisfied as of the Closing) or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

     8.2  Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of BI or the Shareholders or BI's officers, directors, stockholders or affiliates, except as set forth in
Section 8.3.

     8.3  Fees and Expenses.  All fees and expenses incurred in connection
          -----------------
with this Agreement and the transactions contemplated hereby (including attorneys' and accountants' fees) shall be paid by the party incurring such expenses, whether or not the Closing is consummated.


                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Amendment. This Agreement may not be amended except by an
          ---------
instrument in writing signed on behalf of each of the parties hereto.

     9.2  Extension; Waiver. At any time prior to the Effective Time, the
          -----------------
parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     9.3  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice or other communication shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

   (a)    if to BI, to

          BI Corporation
          6400 Lookout Road
          Boulder, Colorado  80301
          Attention: Jackie Chamberlin
          Telecopy: (303) 530-5349

          with a copy to:

          Ireland, Stapleton, Pryor & Pascoe, P.C. Suite 2600
          1675 Broadway
          Denver, CO 80202
          Attention: John G. Lewis
          Telecopy: (303) 623-2062

          (b) if to the Shareholders, to

          Community Corrections Corporation
          P.O. Drawer 81265
          Conyers, Georgia 30208
          Attention: Richard E. Longfellow
          Telecopy: (770) 483-1431

          with a copy to:

          Talley & Sharp, P.C.
          883 Commerce Drive, Suite 2B
          Conyers, Georgia 30207
          Attention: Janice Sharp
          Telecopy: (770) 483-4912

          9.4 Interpretation. When a reference is made in this Agreement to
              --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          9.5 Counterparts. This Agreement may be executed in two or more
              ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement
              ----------------------------------------------
(including the documents and the instruments referred to herein, including the Non-Disclosure Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 7.2 and 7.3, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          9.7 Governing Law. This Agreement shall be governed and construed in
              -------------
accordance with the laws of the State of Georgia without regard to any applicable conflicts of law.

          9.8 Severability. In case any one or more of the provisions contained
              ------------
in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

          9.9 Assignment. Neither this Agreement nor any of the rights,
              ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          9.10 Dispute Resolution.  Any controversy or claim arising out of or
               ------------------
relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its commercial rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be Atlanta, Georgia.

     IN WITNESS WHEREOF, BI and the Shareholders have executed this Agreement as of the date first written above.


                                 BI INCORPORATED


                                 By: /s/ David J. Hunter
                                     --------------------
                                     David J. Hunter
                                     President


                                 THE SHAREHOLDERS:


                                 /s/ Richard Longfellow
                                 ----------------------
                                 Richard Longfellow


                                 /s/ Judith Longfellow
                                 ----------------------
                                 Judith Longfellow


                                 /s/ Eric Longfellow
                                 ----------------------
                                 Eric Longfellow

                                 /s/ Christopher Longfellow
                                 --------------------------
                                 Christopher Longfellow